AGREEMENT AND GENERAL RELEASE
          Borders Group, Inc., its affiliates, subsidiaries, divisions, successors and assigns and the past, present and future employees, officers, employee benefit plans, fiduciaries, shareholders, directors, agents, attorneys and insurers thereof, both individually and in their official capacities (collectively referred to throughout this Agreement and General Release as “Borders” or “Employer”) and Kenneth H. Armstrong (referred to throughout this Agreement and General Release as “Employee” and more specifically defined in paragraph 6) agree that:
     1. Last Day of Employment. Employee’s last day of full-time employment with Borders Group, Inc. is February 6, 2009. Employee’s employment will continue with current pay and benefits through February 28, 2009 (the Effective Date), it being understood that responsibilities in the interim will be limited to such transition services as may be requested by Borders.
     2. Eligibility Requirements. In order to be eligible to participate in the 2009 Corporate Reorganization Program (“Program”), Eligible Employees have been selected for separation from their employment based on Employer’s Business needs, including but not limited to, the need to reduce payroll expense, anticipation of future business needs, and consideration of one or more of the criteria as listed on Exhibit A to this Agreement and General Release.
     3. Consideration. In consideration for signing this Agreement and compliance with the promises made herein, Borders agrees that Employee: (a) will continue to receive Employee’s current salary through the Effective Date; (b) will receive as severance pay, six (6) months salary and bonus in the amount of three hundred forty-six thousand five hundred dollars ($346,500.00) minus the amount of applicable withholding taxes; and (c) will be entitled to the Enhanced Bonus Program payment in the amount of three hundred and eight thousand dollars ($308,000.00) minus the amount of applicable withholding taxes. Subject to the provisions of paragraph, 12, Return of Property, and paragraph 18, Revocation, such payments will be made in a lump sum within twenty-one (21) days after Employee signs and returns this Agreement and General Release. Except for the payments described in (a), (b) and (c) above, Employee shall not be entitled to any payments of any nature whatsoever from Borders Group, including but not limited to the Borders Severance Pay Policy.
     5. No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the monies and/or benefits specified in paragraph “3” above, except for Employee’s execution of this Agreement and General Release and the fulfillment of the promises contained herein.
     6. General Release of All Claims. Employee knowingly and voluntarily releases and forever discharges Borders of and from any and all claims, known and unknown, against Borders, which Employee, Employee’s heirs, executors, administrators, successors, and assigns (referred to collectively throughout this Agreement as “Employee”) has or may have as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:
Title VII of the Civil Rights Act of 1964;
Civil Rights Act of 1991;
Sections 1981 through 1988 of Title 42 of the United States Code;
The Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan);as amended
The Immigration Reform and Control Act; as amended
The Americans with Disabilities Act of 1990;as amended
The Family Medical Leave Act; as amended
The Age Discrimination in Employment Act of 1967 (“ADEA”);as amended
The Worker Adjustment and Retraining Notification Act; as amended
The Occupational Health and Safety Act, as amended
The Fair Credit Reporting Act, as amended;
Michigan Elliott-Larsen Civil Rights Act – Mich. Comp. Laws §37-2101 et seq.
Michigan Persons with Disabilities Civil Rights Act – Mich. Comp. Laws §37.1101 et seq.
Michigan Whistleblower Protection Act – Mich. Comp. Laws §15.361 et seq.
Michigan Statutory Provision Regarding Retaliation/Discrimination for Filing a Worker’s Compensation Claim – Mich. Comp. Laws §418.301 (11) et seq.
Michigan AIDS Testing and Confidentiality Act – Mich. Comp. Laws §333.5131 et seq.
Michigan Equal Pay Law – Mich. Comp. Laws §408.381 et seq.
Michigan State Wage Payment and Work Hour Laws, as amended
Michigan Occupational Safety and Health Act – Pub. Acts 154
any other federal, state or local law, rule, regulation, or ordinance;

any public policy, contract, tort, or common law; or
any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.
     7. Employee’s Acknowledgment of Tax Liability. Employee hereby acknowledges and agrees as follows: (a) nothing in this Agreement constitutes tax advice; (b) Borders does not take any responsibility, or have any liability to Employee with respect to Employee’s Tax Liability and/or Employee’s personal tax reporting; (c) Employee has been given the opportunity and encouraged to consult with Employee’s own attorney and to seek professional tax advice prior to execution of this Agreement; and (d) Employee agrees to indemnify Borders and hold it harmless from any liability for income taxes, interest or penalties that may be imposed as a result of under-payment or non-payment of income taxes on any amounts paid Employee under the terms of this Agreement.
     8. Affirmations. Employee affirms that Employee has not filed, caused to be filed, or presently is not a party to any claim, complaint or action against Borders in any forum or form. Employee also affirms that Employee has been paid and/or has received all leaves (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits are due to Employee except as provided in this Agreement and General Release.
     Employee further affirms that Employee has no known workplace injuries or occupational diseases that have not been previously reported to Employer; and Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.
     Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by Employer or its officers, including any allegations of corporate fraud. Both Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of the Equal Employment Opportunity Commission or any federal, state or local governmental agency. To the extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.
     9. Non-Disparagement. Employee agrees not to defame, disparage or demean Borders in any manner whatsoever.
     10. Applicable Data. Attached as Exhibit “B” is a list of the job titles and ages of all individuals eligible and selected for the 2009 Corporate Reorganization Program as of February 4, 2009. Attached as Exhibit “C” is a list of the job titles and ages of all individuals ineligible and not selected for reduction in the 2009 Corporate Reorganization Program as of February 4, 2009.

     11. Confidentiality. Employee agrees that Employee will continue to maintain in strict confidence and will not, directly or indirectly, divulge, transmit, publish, release or otherwise use or cause to be used in any manner, any confidential or proprietary information relating to Employer’s clients, customers, proprietary knowledge and trade secrets, research, business plans, business methods, operating procedures, processes or programs, records and reports, marketing information, merchandising strategies, pricing strategies, technology, software systems, operations, processes, computer programs and data bases, records, development data and reports, store designs, quality control specifications, cost analysis, flow charts, know-how, employee lists, customer lists, supplier lists, marketing data, personnel data, or any other information of like nature. Employee acknowledges that all information regarding Employer compiled or obtained by, or furnished to, Employee in connection with Employer’s employment or association with Employer is confidential information and Employer’s exclusive property.
     Employee affirms that Employee has not divulged any proprietary or confidential information of Borders.
     The foregoing covenant of confidentiality has no temporal, geographical or territorial limitation.
     12. Return of Property. Employee affirms that Employee has returned; 1) all Employer property in Employee’s possession, including but not limited to, company issued vehicle, lap top computer, Blackberry, cell phone, printer, as well as any other electronic, computer and office equipment, in working order and without excessive damage; and 2) company identification badges, Purchasing cards, building access cards, business documents and files of any kind and in any form, including but not limited to any and all confidential information in Employee’s possession or control. Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Employer’s premises and that Employer is not in possession of any of Employee’s property.
     13. Confidentiality of this Agreement. Employ agrees that Employee will maintain in strict confidence and will not, directly or indirectly, divulge, transmit, publish, release or otherwise disclose, the terms of this Agreement except to Employee’s spouse, domestic partner (as defined by Borders Group Inc. benefits plans), tax advisor and an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement, provided that said individuals agree to be bound by the terms of this Confidentiality Clause and Employee agrees to be liable for any breach by them.
     14. Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of Michigan without regard to its conflict of laws provision. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. In the event of a breach of any provision of this Agreement and General Release, either party may institute an action specifically to enforce any term or terms of this Agreement and General Release and/or to seek any damages for breach.

     15. Nonadmission of Wrongdoing. The Parties agree that neither this Agreement and General Release nor the furnishing of the consideration for this Agreement and General Release shall be deemed or construed at any time for any purpose as an admission by Borders of wrongdoing or evidence of any liability or unlawful conduct of any kind.
     16. Amendment. This Agreement and General Release may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Agreement and General Release.
     17. Revocation. Employee may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Employee executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Borders Group Inc. Attention: Compensation Department, 100 Phoenix Drive, Ann Arbor, MI 48108 and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to Borders Compensation Department or a named designee, or mailed to Borders Group Inc., Compensation Department and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which Employee was employed at the time of Employee’s last day of employment, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.
     18. Entire Agreement; Termination of Prior Agreements. Subject only to the provision specifically set forth below regarding the Noncompetition Agreement, this Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior written or oral agreements or understandings between the parties, which are hereby terminated and of no further force and effect, including but not limited to the agreement dated April 29, 2008. Without limiting the generality of the foregoing, the payments described herein are in lieu of, and constitute full satisfaction of, the payments contemplated by the April 29, 2008 agreement. Employee acknowledges that notwithstanding the foregoing, the Noncompetition Agreement dated May 29, 2007, remains in full force and effect and binding on Employee. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to sign this Agreement, except for those set forth in this Agreement.
          EMPLOYEE IS ADVISED THAT EMPLOYEE HAS FORTY-FIVE (45) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE, IN WHICH EMPLOYEE WAIVES IMPORTANT RIGHTS, INCLUDING THOSE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967. BORDERS ADVISES EMPLOYEE TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS AGREEMENT AND GENERAL RELEASE.
          EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE, DO NOT

RESTART OR AFFECT IN ANY MANNER THE ORIGINAL FORTY-FIVE (45) CALENDAR DAY CONSIDERATION PERIOD.
          HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH “3” ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST BORDERS.
          The parties knowingly and voluntarily sign this Agreement and General Release as of the date(s) set forth below:

Borders Group, Inc.

By:	/s/ KENNETH H. ARMSTRONG	By:	/s/ DANIEL T. SMITH
	Kenneth H. Armstrong		Daniel T. Smith
Chief Administrative Officer

Date: February 6, 2009		Date: February 6, 2009